Party A: American International Assurance Company (Bermuda) Limited, Taiwan Branch

Party B: Law Insurance Broker Co., Ltd.

Both parties agreed the terms and conditions set forth in this Contract (the “Contract”) as follows:

Article 1 Purpose of this Contract

Party A agrees to assist Party B to provide insurance contract consistent with his Contract, the provisions of "Insurance Brokers (agents) Management Rules" and the ROC relevant laws and provides insurance brokerage services.

Article 2 Right and Obligations of both Parties

1.	Rights and Obligation of Party B

(1)	Pursuant to related acts, laws and the guideline of business, Party B shall truthfully address the content of the insurance policy and insurance guideline to the clients. Party A reserves the final right to decide the insurance contract negotiated for its underwriting or not, Party B shall not make any commitment on behalf of Party B.

(2)	Party B is forbidden to change or modify insurance policy provided by Party A. Party B shall not make any kind of offer besides the content written in the insurance policy to the clients. Party B shall not damage Party A’s reputation.

(3)	When Party B executes the Contract negotiated the insurance business, Party B shall inform the insurer the payment method such as bank account transfer, credit card (including VISA, Master card, JCB and United U card) or postal remittance payments at the insurance policy confirmed. In the invent that the policyholder does not pay the premium according to the previous payment method, then the policyholder shall pay insurance premiums in accordance with the requirements of the party A. Party B shall not receive any insurance payment on behalf of Party A.

(4)	Except to sell the Party B’s insurance products and provide follow-up policy services, Party B shall obtain approval before any usage related to Party B’s name, trademark or business, announced any services of any relationship or connected with Party A, but also for other people may not be subject to the provision of services or the occurrence of any act of confusion, or other acts of unfair competition.

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(5)	Party B shall provide necessary assistance to Party A when Party A sends personnel to review the insurance policies negotiated by Party B.

(6)	Pursuant to related acts, laws and the guideline of business, Party B shall truthfully address the content of the insurance policy and insurance guideline to the clients. Party B agrees to assist the policyholder and Party A to complete the insurance contract.

(7)	The staff recruitment, training shall be handled by the party B. The Party B shall take care of all required materials to execute the contract negotiated with the insurance and advertising propaganda under the Article 4 of this Contract.

(8)	Any sales professional belongs to Party B shall register in Party B with registration card according to the Insurance Broker Management Rules. Party B shall supervise the management of their respective business not to violate the law, the contracts or other acts against the interests of the Party A. Party B shall be jointly liable to the Party A for its sales professional dealing with their respective business operations based on intentional, damage caused by negligence.

(9)	The insurance offer, unless otherwise agreed by the parties, shall be delivered to Party A within three working days.

(10)	For an application or request made by policyholders relating to the insurance contract (including but not limited to, changes in payment methods, and / or revocation of the policy application, etc.), the Party B has no authority to accept such application or request. If the Party B receives any application in respect of insurance contracts or request documents (including, but not limited to, the revocation or termination of the policy, the insurance contract content changes, insurance benefits, replacement policy, payment voucher ... etc), such application or request shall be referred to Party A, Party B shall not promise to the result on behalf of Party A.

(11)	Except as otherwise agreed in writing by both parties, any documents collected by the Party B according to above provision, the effective date shall be the dated specified in the chapter by administrative assistant of Party A. As a result of causes attributed to Party B, any damage or delay liability caused to the policyholder or beneficiary, Party B shall be liable for the same amount to Party A.

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(12)	In the event that signatory person of Party B is unable to perform the duties, Party B shall, within one month, appoint a qualified successor to perform the same, the successor shall immediately submit the photocopy of the broker's license to Party A and license renewal also applies.

(13)	Party B and its sales professional shall obey:

A.	Comply with the rules of the Insurance Broker Management Rules and this Contract.

B.	Do not introduce insurance products to policyholders by offering premium discount or improper incentives.

C.	Other manners damaging rights of clients.

(14)	Party B and its sales professionals do business for the purpose of this Contract strictly complying with anti-money laundering laws and hold the anti-money laundering education and training. If any breach of this section, the Party A may, in accordance to Article 8 of this contract, to term this Contract, and Party B and its sales professional shall be jointly liable for any damages incurred from such breach to the Party A or its clients.

(15)	Party B shall follow the "Insurance Underwriting Operations to Attract and Self-Regulatory Control," Section 2, Article 4 and Article 7. Any violation of this subparagraph, Party A may, based on the seriousness of violations, send written notice to Party B with a deadline for improvement, suspend or terminate this Contract.

2.	Rights and Obligation of Party A

(1)	In the event that Party A wants to change operation rules or the underwriting rules related insurance products, if necessary, shall immediately notify the Party. If the Party B can’t comply with such changed rules, both parties shall negotiate in good faith.

(2)	Party A intends to cancel a specific insurance product or modify its contents, Party A shall notify Party a month ago. But any failure to notify due to the authorities policy or any cause not attributable to the Party's will be excluded; provided that Party B shall notify the subject of the foregoing occurs immediately. Any sales of insurance products done prior to the receipt of the above notification by Party B which will be decided by the general underwriting rules.

(3)	At the expiration or termination of this Contract, Party A shall not provide any customers list and addresses to any third parties in any way (including the Party's A affiliates) to use for purposes other than those stipulated in this contract, to promote other insurance products without prior written consent of Party B,. However, unless the following conditions:

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A.	Has been Party A’s client at the execution of this Contract;

B.	Post or outsource publications propaganda, billing and policy interest in the information document for services;

C.	Client information collected by Party A’s other sales channels or independent partner.

3.	Rights and Obligations of Both Parties

(1)	All marketing activities to attract and cooperation between Party A and Party B shall comply with the provisions of the Personal Data Protection Act and related regulations. But if the client of Party B has established relationship with Party A by the insurance contract, such personal information shall be retained by Party A and Party A may legally continue to use the customer information for processing and marking the relevant insurance, renewal, termination, or other related matters.

(2)	Either party shall not sign contract with any sales professionals of the other party or provide compensation of any nature. Any violation shall be dealt in the following manners:

A.	The insurance policies made by such sales professional shall belong to his/her previous company.

B.	Non-liable party may notify the other party by written notice and negotiate to stop such breach. If the violation is serious, the punishment shall be NT 3,000 for each event each person, and limit to 3 cases in six months.

(3)	Any valid insurance contract owned by the insured (limited to non-Party B solicited, hereinafter referred to as the old policy) has been canceled, suspended, revoked, effect stop, reduced pay applied or extension of policy within 6 months of the new insurance contract (hereinafter referred to as the new policy), Party B shall not be paid the commission for beginning of the new policy. If the commission has been issued, the Party A may recover by deduction in the next month of deduction, but the new policy with more premium than the old policy, the Party A shall pay commission to Party B based on the difference of new and old policy.

(4)	Both parties shall comply with the provisions of the Insurance Underwriting Claims Rules issued by Financial Supervisory Commission, Executive Yuan of the Republic date May 12, 2010 No. 09902551191.

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(5)	Specific insurance products cooperation of both parties are traditional individual life insurance contract by both parties shall comply with all traditional individual life insurance contracts reviewed by the relevant provisions in the period; specific insurance products are investment-type insurance products, both parties shall comply with investment-linked products sales with the provisions of Article XIII of Article 15 of the matters and investment-type insurance products sales self-regulate.

Article 3 Payment of brokerage of Party B

1.	Both parties agree that certain insurance products, the type, scope, period negotiated of Party B, the commission accrued annual rate, to be agreed upon either of the following ways. Commission was based on the total paid-up insurance contract premiums (premiums actually in Party A’s account) of the certain insurance products underwritten and agreed by Party A each year is calculated based on:

(1)	Memo agreed by both in writing.

(2)	Any written notice sent by Party A and Party B has not opposed such notice within 5 days after the receipt of such notice.

2.	Party A shall calculate the commission which shall be paid to Party B for previous month and notify Party B on the 15th every month. Party B shall apply for payment with invoices within 7 days after receipt of such notice and shall be responsible for sales tax. Party B will make the payment by check or wire transfer within 30 working days after receipt of invoice provided by Party B.

3.	In the event that any commission paid to Party B and the insurance contract is invalid, revoked , terminated, canceled, refunded or any other circumstances changed and Party A shall return the premium received to the policyholder, Party B shall return the commission received in accordance with above provision based on the return ratio to Party A; Party A retains the right to derive from the follow-up commissions or other expenses paid to Party B.

4.	Above provision shall survive after expiration or termination of this Contract。

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Article 4 Offering Document and Marketing Materials

1.	Any insurance information or document (including, but not limited to offering letter, contract change application, credit card authorization, automatic debit authorization, etc.) required for execution of the contract for Party B shall be provided by Party B in electronic files.

2.	Party shall not produce any advertisement and marketing material for Party A’s insurance products.

3.	Party may mail marketing materials of Party A’s insurance products to its clients, and Party A shall provide such materials in electronic file for Party B to download.

Article 5 Company Change

1.	Both parties agree that once either party decides to change its corporate organization, dissolution or new merger or asset pledges over the transfer of the case, such party shall notify the successor the rights and obligations of this Contract.

2.	In the event that Party A deposits all or part of its insurance contract made by Party B, such activities shall not prejudice any Party A or policyholder's interests. If any claim, suits or other disputes incurred by such depositions, the Party A shall be responsible for proper handling.

3.	This Article shall survive after expiration or termination of this Contract.

Article 6 Confidentiality

1.	Either party shall have following obligation to the confidential information received from the other party:

(1)	shall not disclose to any third party any Confidential Information of the Disclosing Party;

(2)	shall not use the Confidential Information for its own benefit except for the Purpose hereof;

(3)	shall use at least the degree of care, to avoid disclosure of such Confidential Information as it uses with respect to its own proprietary information of like importance, but no less than the same degree of care generally used by others in the industry to protect their own proprietary information;

(4)	Shall comply with the relevant data protection laws and regulations; and should immediately notify the other party at the time found any violations of this Article.

2.	Exception to above provision:

(1)	is, or becomes, part of the public domain without breach of this Contract by the receiving party;

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(2)	becomes known or available to the receiving party from a source other than the disclosing party and without breach of this Contract by the receiving party;

(3)	is required to be disclosed by the receiving party by applicable law; or

(4)	is disclosed according to exception clause of Article 2.3.1.

3.	This Article shall survive after expiration or termination of this Contract.

Article 7 Personal Information

1.	The Party B shall limit dissemination of the personal information of clients only to its employees, consultants, directors and/or officers who need to know such information to further the Purpose hereof. The Party B shall neither disclose to any third party any personal information of the clients, nor use such information for its own benefit except for the Purpose hereof. In the event that Party B or its sales professionals breach this Contract, Party B shall be liable for such damages (including jointly and severally liable for contravention of its sales professionals, including but not limited to attorney fees and litigation expenses). And Party A may immediately notify Party B to terminate this Contract in writing.

2.	Both parties shall comply with civil law, criminal law, insurance law, anti-money laundering act, personal information protection act, consumer protection act and other relevant laws and shall comply with the relevant provisions of the privacy policy and other information security procedure of the other party. Each party shall immediately notify the other party that any knowledge of violations of this Article in writing.

3.	Party A may provide the personal information to Party B or its designated person for the policy renewal, policyholder services, or other specific marketing activities provided that such information is not prohibited by the laws. If Party B would like to use the above personal information for other purpose, Party B shall gain the written consent from the client. Party B agrees to return or certify to destroy the personal information of the client after the termination of this Contract or being notified by the Party A.

4.	This Article shall survive after expiration or termination of this Contract.

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Article 8 Term and Termination

1.	This Contact shall be effective on the date of signature of both parties and thereafter continues in full force and effective for 1 year Thereafter, this Contract shall be automatically renewed for successive one (1) year on the same terms and conditions, unless either party shall notify the other in writing its intention not to extend this Contract 30-days prior to the expiration date of the initial term of this Contract.

2.	Either party may terminate this Contract with written notice to the other party to terminate this Contract:

(1)	In the event that either party ceases to conduct business in the ordinary course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or shall avail itself of, or becomes subject to, any proceeding under any laws or statutes or other jurisdiction relating to insolvency or the protection of rights of creditors.

(2)	If either party materially breaches any of the terms and conditions of this Contract, the non-defaulting party may give written notice to the defaulting party specifying the actions or omissions which constitute a breach of this Contract, and in the event that any breach so noticed shall not be remedied by the defaulting party within thirty (30) days after such notice.

(3)	Any request from the governing authority or applicable laws or regulations.

(4)	Request from the governing authority to suspend or stop any business activities for this Contract.

Either party may terminate this Contract with prior 30-days notice to the other party with written consent.

3.	In the event that Party is not qualifies as an insurance broker afterwards, this Contract shall automatically terminate with effect from the date as Party B lost the qualification.

4.	Party B agrees to settle outstanding matters which have been negotiated with its sales professional and return all related information to Party A within forty-five days after the termination of this Contract. Party A shall settle the commission payable to Party B or other remuneration within 45 days after termination of this Contract.

5.	Termination or expiration of this Contract shall not affect any rights granted under this Contract. Termination or expiration of this Contract shall not relieve either party of its obligations accrued prior to the termination. Party A agrees that any commissions for the insurance policies made by Party B shall be continually paid to Party B or its transferred third party agreed by those parties and Party B and such party agree to keep providing after-sales services.

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6.	Upon the expiration or termination of this Contract, the parties shall not be prejudicial to the interests of customers. All rights and obligations concerning rights/liabilities between Party A and clients will survive the termination or expiration hereof.

Article 9 Relationship of the parties

1.	The relationship between the parties will be that of independent contractor. Nothing herein will be construed as creating or constituting the relationship of employment, agency, partnership, or joint venture between the parties.

2.	Party B is not a party to any insurance contract, the insurance contract has been signed by and between with the client and Party A. The Party A shall be responsible for the rights, obligations and disputes arisen from the insurance policies between the policyholder, the insured, and beneficiary. But any diputes caused by Party B’s solicitation, the Party B shall notify Party A for asking assistance, and Party B shall be liable for any damages incurred by such disputes attributed to the Party B.

3.	10.4 Neither party is the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against, or in the name of or on behalf of the other party without prior written consent.

4.	This Contract shall not be assignable or transferable without the prior written consent of the other party, which shall not be unreasonably withheld.

Article 10 Miscellaneous

1.	During the period of this Contract continues, the parties may at any time in accordance with Article 3 by signing memorandum or letter to increase or amend certain types of insurance products, the scope, period, or the commission ratio and other related matters. These memorandum or letter shall be part of this Contract with the same effect of this Contract. In the event of any conflict between this Contract and the memorandum or letter, such memorandum or letter shall prevail.

2.	Either party, at any time, agrees to provide all necessary information and assistance, including but not limited the auditing in its business premises to the other party or the authorities or their commissioned organizations, personnel or internal and external auditors.

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3.	Either party becomes aware of any violation or potential violation of this Contract agreed, or any suspicious of fraud, and shall immediately notify the other party in writing, and to take commercially reasonable measures to prevent the occurrence of any damage to expand.

4.	Each party shall indemnify, defend and hold harmless the other party and its, directors, officers and employees from and against all claims, actions, liabilities, expenses, damages and costs, including, but not limited to, reasonable attorneys’ fees, that may be incurred by reason of any breach of this Agreement. The amount needs to be paid by the non-violating party may be offset against such damages. Any damages to any third party incurred by any breach of this Agreement, the violating party shall be liable for such damages.

5.	The parties agree that this Agreement or all disputes arising out of this Agreement, which will be settled in an amicably way.

6.	Any waiver, modification, addendum or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of each party. Notwithstanding above, any modification or amendment of this Agreement will be effective and be part of this Agreement if either party send written notice to the other party with modified or amended content in accordance with the applicable laws and regulations or requirement issued by competent authority.

7.	Any notice or requirements under this Agreement will be deemed given having been sent by writing to the physical address provided in this Agreement or other address notified to change in advance. Either party shall notify the other party any change of address, or it deems arrived upon mailing to the address provided in this Contract or latest address by any written notice.

8.	This Agreement will be governed by and construed in accordance with the laws of Republic of China, excluding its conflict of laws principles.

9.	The parties irrevocably agree that all disputes arising in any way out of this Agreement which may be resolved by lawsuit will be heard exclusively to jurisdiction and venue in Taipei, Taiwan.

10.	This Agreement will be executed in two copies; one for each party.

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American International Assurance

Company(Bermuda) Limited,

Taiwan Branch	Law Insurance Broker Co., Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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